Exhibit 2.1

EXECUTION VERSION

This AGREEMENT AND PLAN OF MERGER, dated as of February 15, 2013 (this “Agreement”), is entered into by and between SFKBW Two, LLC, a Delaware limited liability company (“Successor Subsidiary”), and KBW, Inc., a Delaware corporation (“KBW”).

RECITALS

WHEREAS, Section 209 of the Delaware Limited Liability Company Act (the “LLC Act”) and Section 264 of the General Corporation Law of the State of Delaware (the “DGCL”) permit the merger of a Delaware corporation with and into a Delaware limited liability company;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated November 5, 2012 (the “Merger Agreement”), by and among Stifel Financial Corp., a Delaware corporation (“Parent”), KBW, SFKBW One, Inc., a Delaware corporation (“Merger Subsidiary”) and Successor Subsidiary, (1) Merger Subsidiary shall be merged (the “First Step Merger”) with and into KBW in accordance with the DGCL, with KBW being the surviving corporation and a wholly owned subsidiary of Parent following such First Step Merger and (2) immediately following the First Step Merger, KBW shall be merged with and into Successor Subsidiary, with Successor Subsidiary being the surviving entity, a wholly owned subsidiary of Parent following such merger and disregarded for U.S. federal tax purposes (the “Merger).

WHEREAS, for U.S. Federal income tax purposes, it is intended that the First Step Merger and Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321;

WHEREAS, for U.S. Federal income tax purposes, it is intended that the First Step Merger and the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Merger Agreement constitute a plan of reorganization within the meaning of Sections 1.368-2(g) of the Treasury Regulations; and

WHEREAS, Parent, as the sole member of Successor Subsidiary, in accordance with the LLC Act, and the board of directors of KBW, have approved this Agreement and the Merger and Parent, as the sole stockholder of KBW, in accordance with the DGCL, has adopted this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the LLC Act and the DGCL, at the Effective Time as defined below, KBW shall be merged with and into Successor Subsidiary, and the separate existence of KBW shall thereupon cease.  From and after the Effective Time, Successor Subsidiary shall continue in existence as the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”), pursuant to the provisions of the LLC Act, and Successor Subsidiary shall succeed to and assume all the rights and obligations of KBW in accordance with the LLC Act and the DGCL.

2.             Effective Time.  Successor Subsidiary and KBW shall cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the provisions of the LLC Act (the “Certificate”),  and the effective time of the Merger (the “Effective Time”) shall be immediately upon the filing of the Certificate, which will be filed after the effective time of the First Step Merger.

3.             Surviving Entity.  Successor Subsidiary shall survive the Merger and shall continue to be governed by the laws of Delaware, and the separate existence of KBW shall cease forthwith to the Effective Time.

4.             Governing Documents.  At the Effective Time, the Certificate of Formation and Limited Liability Company Agreement of Successor Subsidiary in effect immediately prior to the Effective Time shall continue to be the Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity, unless and until thereafter duly amended as provided therein and in the manner prescribed by applicable law, except that: (a)  Paragraph 1 of the Certificate of Formation of Successor Subsidiary shall be deleted in its entirety and shall be replaced with the following: “The name of the limited liability company (hereinafter called the “limited liability company”) is KBW LLC” and (b) the preamble to the Limited Liability Company Agreement of Successor Subsidiary shall be amended to replace the phrase “SFKBW Two, LLC” with the phrase “KBW LLC.”

5.             Effects of Merger.  The Merger shall have the effects set forth in the DGCL and the LLC Act.

6.             Effect of Merger on Capital Stock of KBW and Successor Subsidiary.  The Merger shall have no effect on the outstanding limited liability company interests of Successor Subsidiary, which shall remain outstanding following the Merger. At the Effective Time, as a result of the Merger and without any action on the part of Successor Subsidiary or any other party, all the capital stock of KBW that is outstanding immediately prior to the Effective Time shall be cancelled without consideration therefor and the stock certificates representing all such issued shares of capital stock of KBW shall be cancelled.

7.             Condition to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party hereto to effect the Merger is subject to the consummation of the First Step Merger on or before the Effective Time.

8.             Principal Business Office/Registered Office and Registered Agent.  After the Merger, the location of the principal business office and the registered office of Successor Subsidiary shall remain the same as the principal business office and the registered office, respectively, of Successor Subsidiary prior to the Merger, and Successor Subsidiary’s registered agent for service of process shall be that which has been designated by Successor Subsidiary prior to the Merger.

9.             Officers of the Surviving Entity.  The  officers of Successor Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, continue to be the officers of the Surviving Entity, each such officer to hold office until such time as his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal.

10.          Further Assurances.  If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts, agreements or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of KBW or otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers or their designees shall be authorized to execute and deliver, in the name and on behalf of KBW, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of KBW, as appropriate, all such other acts and things as may be necessary, desirable, convenient or proper to establish, perfect or confirm the Surviving Entity’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such party to the Merger and otherwise to carry out the purposes of this Agreement, including, without limitation, any necessary corporate or tax filings to reflect the actions taken under this Agreement in non-U.S. jurisdictions in which KBW or the Surviving Entity has assets, properties or subsidiaries.

11.          Termination.  At any time before the Effective Time, this Agreement may be terminated and the Merger abandoned by the sole member of Successor Subsidiary or the sole stockholder of KBW.

12.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

13.          Counterparts.  This Agreement may be executed in counterparts.  The signature pages may be delivered by facsimile transmission or electronic mail (“e-mail”) transmission.

14.          Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

15.          Tax Consequences.  It is intended that the First Step Merger and the Merger constitute a reorganization within the meaning of Section 368(a) of the Code.  KBW and Successor Subsidiary shall not take, and have not taken, any action that would prevent the First Step Merger and the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. KBW and Successor Subsidiary shall take no tax position inconsistent or contrary to such treatment unless required by applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

SFKBW TWO, LLC

By:	/s/ James M. Zemlyak
Name:	James M. Zemlyak
Tile:	President

KBW, INC.

By:	/s/ James M. Zemlyak
Name:	James M. Zemlyak
Tile:	President

[Signature Page to Second Step Merger Agreement]